CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee (1)
Notes	$300,000.00	$34.38
(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Final Pricing Supplement No. 130 to Product Prospectus Supplement No. BN-1 dated June 20, 2011 and Prospectus dated May 18, 2010	Filed pursuant to Rule 424(b)(5) Registration Statement Nos. 333-162219 and 333-162219-01 March 6, 2012
The Royal Bank of Scotland plc (Issuer) The Royal Bank of Scotland Group plc (Guarantor)
$300,000 RBS Bonus NotesTM with Contingent Buffer Linked to the Dow Jones Industrial AverageSM

■     If a Knock-Out Event has not occurred (i.e., the Buffer Value is not reached), you will be entitled to receive at maturity the greater of (i) a minimum payment per security of $1,500.00 and (ii) a cash payment per security that will reflect any increase in the level of the Dow Jones Industrial AverageSM from the Initial Value to the Final Value on a one-for-one basis.

■      If a Knock-Out Event has occurred (i.e., the Buffer Value is reached), you will be exposed at maturity to any increase or decrease in the level of the Dow Jones Industrial AverageSM from the Initial Value to the Final Value on a one-for-one basis. You could lose some or all of your investment if the level of the Dow Jones Industrial AverageSM has decreased from the Initial Value to the Final Value.

■     Payment at maturity is subject to the creditworthiness of The Royal Bank of Scotland plc, as the issuer, and The Royal Bank of Scotland Group plc, as the guarantor of the issuer’s obligations under the securities.

■      5-year term.

■      No periodic interest payments.

■      No listing on any securities exchange.
$1,000 Original Offering Price per RBS Bonus NoteTM with Contingent Buffer
Dates:
Pricing Date:	March 6, 2012
Settlement Date:	March 9, 2012
Maturity Date:	March 9, 2017
CUSIP / ISIN No.: 78009PCQ2 / US78009PCQ28

The RBS Bonus NotesTM with Contingent Buffer Linked to the Dow Jones Industrial AverageSM due March 9, 2017 (together with the related guarantees, the “securities”) involve risks not associated with an investment in conventional debt securities. See “Risk Factors” beginning on page PS-7 of this pricing supplement and beginning on page S-14 of Product Prospectus Supplement No. BN-1 (the “product supplement”).

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other government agency.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved the securities, or determined if this pricing supplement, the product supplement or the prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

	Per security	Total
Original Offering Price (1)	$1,000.00	$300,000.00
Underwriting discount (2)	$12.50	$3,750.00
Proceeds, before expenses, to The Royal Bank of Scotland plc	$987.50	$296,250.00

(1) The value you might expect to receive if you were able to resell the securities on the pricing date is less than the Original Offering Price.  This is because the Original Offering Price includes the underwriting discount set forth above and also reflects our cost of hedging our obligations under the securities.  For additional information, see “Risk Factors—The value of your securities on the pricing date is less than the Original Offering Price due to the underwriting discount and our cost of hedging, both of which can be expected to be reflected in secondary market prices” on page S-18 of the product supplement.  The Original Offering Price also does not include fees that you may be charged if you buy the securities through your registered investment advisers for managed fee-based accounts.

(2) RBS Securities Inc. (“RBSSI”) has entered into an agreement with SIP America LLC (“SIP America”), a registered broker-dealer and FINRA member, under which RBSSI will pay SIP America a fee in an amount equal to 0.75% of the face value of securities issued by The Royal Bank of Scotland plc on the settlement date in consideration for its role in marketing the securities.  No securities will be sold by RBSSI to or through SIP America in this offering.  For additional information, see “Supplemental Plan of Distribution (Conflicts of Interest)” on page PS-13 of this pricing supplement.

RBS Securities Inc.
March 6, 2012

THE ROYAL BANK OF SCOTLAND PLC RBS Bonus Notes with Contingent Buffer Linked to the Dow Jones Industrial AverageSM due March 9, 2017

Summary

The RBS Bonus NotesTM with Contingent Buffer Linked to the Dow Jones Industrial AverageSM due March 9, 2017 (together with the related guarantees, each, a “security” and collectively, the “securities”) are senior unsecured obligations issued by us, The Royal Bank of Scotland plc, and are fully and unconditionally guaranteed by our parent company, The Royal Bank of Scotland Group plc.  The securities will rank equally with all of our unsecured senior indebtedness from time to time outstanding, and any payments due on the securities, including any repayment of your investment, will be subject to the ability of RBS, as the issuer of the securities, and RBSG, as the guarantor of the issuer’s obligations under the securities, to pay their respective obligations as they become due.  The return on the securities at maturity, if any, will be based upon the performance of the Dow Jones Industrial AverageSM (the “Underlying Equity Index”) from the Initial Value to the Final Value, and will depend on whether a Knock-Out Event has occurred.  If a Knock-Out Event has not occurred, you will be entitled to receive at maturity the greater of (i) the Minimum Payment per Security and (ii) a cash payment per security that will reflect any increase in the level of the Underlying Equity Index from the Initial Value to the Final Value on a one-for-one basis.  If a Knock-Out Event has occurred, you will be exposed at maturity to the full increase or decrease in the level of the Underlying Equity Index from the Initial Value to the Final Value on a one-for-one basis.  Investors will not receive any interest payments.  Investors must be willing to accept the risk of losing some or all of their investment.

Capitalized terms used but not defined in this pricing supplement have the meanings set forth in the product supplement.
Key Terms
Issuer:	The Royal Bank of Scotland plc (“RBS”)
Guarantor:	The Royal Bank of Scotland Group plc (“RBSG”)
Original Offering Price:	$1,000 per security
Term:	5 years
Underlying Equity Index:	The Dow Jones Industrial AverageSM (Bloomberg ticker: INDU)
Initial Value:	12,759.15
Final Value:	The closing level of the Underlying Equity Index on the Valuation Date.
Reference Return:	Measures the percentage increase or decrease in the level of the Underlying Equity Index from the Initial Value to the Final Value, and will be equal to: Final Value – Initial Value Initial Value
Knock-Out Event:
A Knock-Out Event occurs if, on any Market Measure Business Day during the Monitoring Period, the closing level of the Underlying Equity Index is equal to or less than the Buffer Value (i.e., the closing level of the Underlying Equity Index has decreased from its Initial Value by a percentage that is equal to or greater than the Buffer Amount).

Contingent Minimum Return:
50.00% over the Original Offering Price per security, only if a Knock-Out Event has not occurred.  The Contingent Minimum Return represents a return over the full term of the security and not an annualized return.

Minimum Payment per Security:	$1,500 per security, only if a Knock-Out Event has not occurred.
Buffer Amount (%):	50.00%
Buffer Value:	6,379.58, equal to 50.00% of the Initial Value.
Monitoring Period:	The period from and excluding the pricing date to and including the Valuation Date.
Valuation Date:
March 6, 2017.  If a Market Disruption Event occurs or is continuing on the scheduled Valuation Date or if the scheduled Valuation Date is not a Market Measure Business Day, the Valuation Date will be postponed as described in the accompanying product supplement under “Description of the Securities—The Initial Value and the Final Value” and “Description of the Securities—Market Disruption Events.”

Maturity Date:	March 9, 2017. If the Valuation Date is postponed, the Maturity Date will be the third business day following the Valuation Date, as postponed.
Payment at Maturity:	On the Maturity Date, you will be entitled to receive a cash payment per security determined by the Calculation Agent as described on the following page.
Calculation Agent:	RBS Securities Inc., an affiliate of RBS

THE ROYAL BANK OF SCOTLAND PLC RBS Bonus Notes with Contingent Buffer Linked to the Dow Jones Industrial AverageSM due March 9, 2017

Determining the Payment at Maturity

On the Maturity Date, you will be entitled to receive a cash payment per security calculated as follows:

THE ROYAL BANK OF SCOTLAND PLC RBS Bonus Notes with Contingent Buffer Linked to the Dow Jones Industrial AverageSM due March 9, 2017

Examples of Payment at Maturity Calculations

Set forth below are six hypothetical examples of Payment at Maturity calculations (rounded to two decimal places), reflecting the following values and hypothetical data:

•	the Buffer Amount of 50.00%;

•	the Contingent Minimum Return of 50.00% over the Original Offering Price per security;

•	the Initial Value of 12,759.15; and

•	the Buffer Value of 6,379.58.

Any payment at maturity is subject to the ability of RBS, as the issuer of the securities, and RBSG, as the guarantor of the issuer’s obligations under the securities, to pay their respective obligations as they become due.

EXAMPLE 1 — A Knock-Out Event has not occurred, and the hypothetical Final Value is 8,931.41 (which is 30.00% below the Initial Value):

Reference Return	=	8,931.41 – 12,759.15	=	-30.00%
12,759.15

Payment at Maturity (per security) will be equal to the greater of:
(a) $1,000 + ($1,000 x 50.00%) = $1,500.00; and
(b) $1,000 + ($1,000 x -30.00%) = $700.00.
Payment at Maturity (per security) = $1,500.00 (i.e., a 50.00% return).

If a Knock-Out Event (as defined on page PS-2 of this pricing supplement) has not occurred, the Payment at Maturity will be at least the Minimum Payment per Security.

EXAMPLE 2 — A Knock-Out Event has not occurred, and the hypothetical Final Value is 16,586.90 (which is 30.00% above the Initial Value):

Reference Return	=	16,586.90 – 12,759.15	=	30.00%
12,759.15

Payment at Maturity (per security) will be equal to the greater of:
(a) $1,000 + ($1,000 x 50.00%) = $1,500.00; and
(b) $1,000 + ($1,000 x 30.00%) = $1,300.00.
Payment at Maturity (per security) = $1,500.00 (i.e., a 50.00% return).

If a Knock-Out Event (as defined on page PS-2 of this pricing supplement) has not occurred, the Payment at Maturity will be at least the Minimum Payment per Security.

EXAMPLE 3 — A Knock-Out Event has not occurred, and the hypothetical Final Value is 20,414.64 (which is 60.00% above the Initial Value):

Reference Return	=	20,414.64 – 12,759.15	=	60.00%
12,759.15

Payment at Maturity (per security) will be equal to the greater of:
(a) $1,000 + ($1,000 x 50.00%) = $1,500.00; and
(b) $1,000 + ($1,000 x 60.00%) = $1,600.00.
Payment at Maturity (per security) = $1,600.00 (i.e., a 60.00% return).

THE ROYAL BANK OF SCOTLAND PLC RBS Bonus Notes with Contingent Buffer Linked to the Dow Jones Industrial AverageSM due March 9, 2017

EXAMPLE 4 — A Knock-Out Event has occurred, and the hypothetical Final Value is 8,931.41 (which is 30.00% below the Initial Value):

Reference Return	=	8,931.41 – 12,759.15	=	-30.00%
12,759.15

Payment at Maturity (per security) will be equal to:
$1,000 + ($1,000 x -30.00%) = $700.00 (i.e., a 30.00% loss).

If a Knock-Out Event (as defined on page PS-2 of this pricing supplement) has occurred, and the Final Value is less than the Initial Value, your investment will be fully exposed to any decline in the level of the Underlying Equity Index and you will lose some or all of your investment.

EXAMPLE 5 — A Knock-Out Event has occurred, and the hypothetical Final Value is 16,586.90 (which is 30.00% above the Initial Value):

Reference Return	=	16,586.90 – 12,759.15	=	30.00%
12,759.15

Payment at Maturity (per security) will be equal to:
$1,000 + ($1,000 x 30.00%) = $1,300.00 (i.e., a 30.00% return).

If a Knock-Out Event (as defined on page PS-2 of this pricing supplement) has occurred, and the Final Value is greater than the Initial Value, you will be entitled to receive a cash payment per security that will reflect any increase in the level of the Underlying Equity Index from the Initial Value to the Final Value on a one-for-one basis.

You will not be entitled to receive the Minimum Payment per Security if a Knock-Out Event has occurred.

EXAMPLE 6 —A Knock-Out Event has occurred, and the hypothetical Final Value is 20,414.64 (which is 60.00% above the Initial Value):

Reference Return	=	20,414.64 – 12,759.15	=	60.00%
12,759.15

Payment at Maturity (per security) will be equal to:
$1,000 + ($1,000 x 60.00%) = $1,600.00 (i.e., a 60.00% return).

THE ROYAL BANK OF SCOTLAND PLC RBS Bonus Notes with Contingent Buffer Linked to the Dow Jones Industrial AverageSM due March 9, 2017

Hypothetical Payout Profile and Payment at Maturity

For purposes of illustration only, the Hypothetical Payout Profile and Hypothetical Payment at Maturity below reflect the hypothetical returns at maturity and hypothetical payments at maturity per security for a range of hypothetical Final Values of the Underlying Equity Index from +100% to -100%.  Because the Underlying Equity Index is a price return index, the hypothetical Final Values presented below will not include any income generated by dividends paid on the stocks included in the Underlying Equity Index, which you would otherwise be entitled to receive if you invested in those stocks directly.

The graph and chart reflect the Buffer Amount of 50.00%, the Initial Value of 12,759.15, the Buffer Value of 6,379.58 (50.00% of the Initial Value, rounded to two decimal places), the Contingent Minimum Return of 50.00%, and the Minimum Payment per Security of $1,500.00.  The actual Payment at Maturity that you are entitled to receive and the resulting return on your investment will depend on the actual Final Value relative to the Initial Value, and on whether a Knock-Out Event has occurred.

Any payment at maturity is subject to the ability of RBS, as the issuer of the securities, and RBSG, as the guarantor of the issuer’s obligations under the securities, to pay their respective obligations as they become due.

HYPOTHETICAL PAYOUT PROFILE

This graph reflects the hypothetical returns on the securities at maturity.  The green line reflects the hypothetical returns on the securities if a Knock-Out Event has not occurred.  The gray line reflects the hypothetical returns on the securities if a Knock-Out Event has occurred, as well as the returns on a hypothetical direct investment in the stocks included in the Underlying Equity Index, excluding dividends.

HYPOTHETICAL PAYMENT AT MATURITY

Underlying Equity Index		Return on the Securities		Payment at Maturity per Security
Final Value	Reference Return	Knock-Out Event Has Not Occurred(1)	Knock-Out Event Has Occurred(2)	Knock-Out Event Has Not Occurred(1)	Knock-Out Event Has Occurred(2)
25,518.30	100.00%	100.00%	100.00%	$2,000.00	$2,000.00
24,242.39	90.00%	90.00%	90.00%	$1,900.00	$1,900.00
22,966.47	80.00%	80.00%	80.00%	$1,800.00	$1,800.00
21,690.56	70.00%	70.00%	70.00%	$1,700.00	$1,700.00
20,414.64	60.00%	60.00%	60.00%	$1,600.00	$1,600.00
19,138.73	50.00%	50.00%	50.00%	$1,500.00	$1,500.00
17,862.81	40.00%	50.00%	40.00%	$1,500.00	$1,400.00
16,586.90	30.00%	50.00%	30.00%	$1,500.00	$1,300.00
15,310.98	20.00%	50.00%	20.00%	$1,500.00	$1,200.00
14,035.07	10.00%	50.00%	10.00%	$1,500.00	$1,100.00
12,759.15	0.00%	50.00%	0.00%	$1,500.00	$1,000.00
11,483.24	-10.00%	50.00%	-10.00%	$1,500.00	$900.00
10,207.32	-20.00%	50.00%	-20.00%	$1,500.00	$800.00
8,931.41	-30.00%	50.00%	-30.00%	$1,500.00	$700.00
7,655.49	-40.00%	50.00%	-40.00%	$1,500.00	$600.00
6,379.58	-50.00%	N/A	-50.00%	N/A	$500.00
5,103.66	-60.00%	N/A	-60.00%	N/A	$400.00
3,827.75	-70.00%	N/A	-70.00%	N/A	$300.00
2,551.83	-80.00%	N/A	-80.00%	N/A	$200.00
1,275.92	-90.00%	N/A	-90.00%	N/A	$100.00
0.00	-100.00%	N/A	-100.00%	N/A	$0.00

(1)	The closing level of the Underlying Equity Index is greater than the Buffer Value on each Market Measure Business Day during the Monitoring Period.
(2)	The closing level of the Underlying Equity Index is equal to or less than the Buffer Value on at least one Market Measure Business Day during the Monitoring Period.

THE ROYAL BANK OF SCOTLAND PLC RBS Bonus Notes with Contingent Buffer Linked to the Dow Jones Industrial AverageSM due March 9, 2017

Risk Factors

There are important differences between the securities and a conventional debt security.  An investment in the securities involves significant risks, including those listed below.  You should carefully review the more detailed explanation of risks relating to the securities in the “Risk Factors” sections beginning on page S-14 of the product supplement.  We also urge you to consult with your investment, legal, accounting, tax, and other advisors before you invest in the securities.

•	The securities are not conventional debt securities—they do not pay interest and there is no principal protection; you may lose some or all of your investment in the securities.

•	The credit risk of The Royal Bank of Scotland plc and The Royal Bank of Scotland Group plc, and their credit ratings and credit spreads may adversely affect the value of the securities.

•
The Payment at Maturity will depend on the Minimum Payment per Security, whether a Knock-Out Event has occurred and the Final Value, which is determined only on a valuation date shortly before the maturity date.

•	The benefit provided by the contingent buffer may terminate during the term of the securities, in which case you will be fully exposed to any decrease in the level of the Underlying Equity Index.

•	The securities may not be a suitable investment for you.

•	Although we are a bank, the securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other government agency.

•	The securities will not be listed on any securities exchange and there may be little or no secondary market for the securities.

•	The value of the securities prior to maturity will be influenced by many unpredictable factors, and may be less than the Original Offering Price.

•
In the event that we or RBSG, as guarantor, exercise our option to redeem the securities, as described in the section of the product supplement entitled “Description of the Securities—Optional Tax Redemption,” the amount of cash you will be entitled to receive upon redemption of the securities is uncertain.

•	An increase in the level of the Underlying Equity Index may not increase the value of your securities.

•
The value of your securities on the pricing date is less than the Original Offering Price due to the underwriting discount and our cost of hedging, both of which can be expected to be reflected in secondary market prices.

•	Hedging and trading activities by us or our affiliates may adversely affect your return on the securities and the value of the securities.

•	The holding of securities by our affiliates and future sales by our affiliates could be in conflict with your interests.

•	There may be potential conflicts of interest between security holders and the calculation agent or other of our affiliates.

•
RBSSI and its affiliates may publish reports, express opinions or provide recommendations that are inconsistent with investing in or holding the securities. Any such reports, opinions or recommendations could affect the level of the Underlying Equity Index and therefore the value of the securities.

•	The U.S. federal income tax consequences of an investment in the securities are uncertain.

•	An investment in the securities is not the same as a direct investment in the Underlying Equity Index or in the securities that comprise the Underlying Equity Index.

•	Adjustments to the Underlying Equity Index could adversely affect the securities.

•	We may engage in business with or involving one or more of the issuers of the securities comprising the Underlying Equity Index without regard to your interests.

•	We do not control any issuer whose securities comprise the Underlying Equity Index and we are not responsible for any of their disclosure.

THE ROYAL BANK OF SCOTLAND PLC RBS Bonus Notes with Contingent Buffer Linked to the Dow Jones Industrial AverageSM due March 9, 2017

Investor Considerations

You may wish to consider an investment in the securities if:

•	You anticipate that the level of the Underlying Equity Index will remain unchanged or will increase from the Initial Value to the Final Value.

•	You accept that your investment may result in a loss, which could be significant, if a Knock-Out Event has occurred and the Final Value of the Underlying Equity Index is less than the Initial Value.

•	You do not seek a current income stream from your investment.

•	You are willing to forgo interest payments on the securities such as fixed or floating rate interest paid on traditional interest bearing debt securities.

•	You seek exposure to the fluctuations in the level of the Underlying Equity Index with no expectation of dividends or other benefits of owning the securities comprising the Underlying Equity Index.

•
You are willing to accept that a trading market is not expected to develop for the securities, and you understand that secondary market prices for the securities, if any, will be affected by various factors, including our actual and perceived creditworthiness.

•	You are able to and willing to hold the securities until maturity.

•
You are willing to make an investment, the payments on which depend on the creditworthiness of RBS, as the issuer of the securities, and RBSG, as the guarantor of the issuer’s obligations under the securities.

The securities may not be an appropriate investment for you if:

•	You are not willing to be exposed to the fluctuations in the level of the Underlying Equity Index.

•	You seek full principal protection or preservation of capital invested.

•	You believe that the level of the Underlying Equity Index will decrease from the Initial Value.

•	You seek interest payments or other current income on your investment.

•	You want to receive dividends or other distributions paid on the securities included in the Underlying Equity Index.

•	You seek assurances that there will be a liquid market if and when you want to sell the securities prior to maturity.

•	You are unwilling or are unable to assume the credit risk associated with RBS, as the issuer, and RBSG, as the guarantor of the issuer’s obligations under the securities.

THE ROYAL BANK OF SCOTLAND PLC RBS Bonus Notes with Contingent Buffer Linked to the Dow Jones Industrial AverageSM due March 9, 2017

The Underlying Equity Index

We have derived all information contained in this pricing supplement regarding the Dow Jones Industrial AverageSM, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information.  Such information reflects the policies of, and is subject to change by, Dow Jones Indexes, the marketing name and licensed trademark of CME Group Index Services LLC (“CME”), a joint venture company owned 90% by CME Group Inc. (“CME Group”) and 10% by Dow Jones & Company, Inc. (“Dow Jones”).  We make no representation or warranty as to the accuracy or completeness of such information.  The Dow Jones Industrial AverageSM is maintained by a committee comprised of the Managing Editor of The Wall Street Journal (“WSJ”), the head of Dow Jones Indexes research and the head of CME Group research (the “Averages Committee”), who have no obligation to continue to publish, and may discontinue the publication of, the Dow Jones Industrial AverageSM.

The Dow Jones Industrial AverageSM is reported by Bloomberg L.P. (“Bloomberg”) under the ticker symbol “INDU.”

On November 4, 2011, The McGraw-Hill Companies, Inc. (“McGraw-Hill”), the owner of the S&P Indices business, and CME Group announced a new joint venture, S&P/Dow Jones Indices, which will own the S&P Indices business and the Dow Jones Indexes business, including the Dow Jones Industrial AverageSM.  McGraw-Hill and CME Group expect the S&P/Dow Jones Indices to be operational in the first half of 2012, subject to regulatory approval and other conditions.

Publication of the Dow Jones Industrial AverageSM

The Dow Jones Industrial AverageSM is a price-weighted index, meaning the weight of a component stock (a “DJIA Component Stock”) is based on its price per share rather than the total market capitalization of the issuer.  The Dow Jones Industrial AverageSM is designed to provide an indication of the composite performance of 30 common stocks of companies representing a broad cross-section of U.S. industry.  The companies represented in the Dow Jones Industrial AverageSM are incorporated and listed in the United States and tend to be market leaders in their respective industries and their stocks are typically widely held by individuals and institutional investors.

The Dow Jones Industrial AverageSM covers all industries with the exception of Transportation and Utilities.  Nine main groups of companies constitute the Dow Jones Industrial AverageSM, with the following approximate sector weights as of February 29, 2012: Industrials (22.19%); Technology (17.56%); Consumer Services (14.49%); Oil & Gas (11.43%); Consumer Goods (10.25%); Financials (9.24%); Health Care (7.27%); Telecommunications (4.01%); and Basic Materials (3.57%). Sectors are based on the ten industries defined by a proprietary classification system used by Dow Jones Indexes.

The 30 DJIA Component Stocks are selected at the sole discretion of the Averages Committee.  Generally, composition changes occur only after mergers, corporate acquisitions or other dramatic shifts in a DJIA Component Stock’s core business.  When such an event necessitates that one DJIA Component Stock be replaced, the entire index is reviewed.  As a result, when changes are made they typically involve more than one DJIA Component Stock.  While there are no quantitative rules for selecting a DJIA Component Stock, a stock is typically added only if it has an excellent reputation, demonstrates sustained growth and is of interest to a large number of investors.

Changes in the composition of the Dow Jones Industrial AverageSM are made entirely by the Averages Committee without consultation with the companies represented, any official agency or us.  Changes to the DJIA Component Stocks tend to be made infrequently, and the DJIA Component Stocks may be changed at any time for any reason.

The Dow Jones Industrial AverageSM initially consisted of 12 common stocks and was first published in the WSJ in 1896. The Dow Jones Industrial AverageSM was increased to include 20 common stocks in 1916 and to 30 common stocks in 1928. The number of common stocks in the Dow Jones Industrial AverageSM has remained at 30 since 1928, and, in an effort to maintain continuity, the constituent companies represented in the Dow Jones Industrial AverageSM have been changed on a relatively infrequent basis.

Computation of the Dow Jones Industrial AverageSM

The level of the Dow Jones Industrial AverageSM is the sum of the primary exchange prices of each of the 30 DJIA Component Stocks, divided by a divisor that is designed to provide a meaningful continuity in the level of the Dow Jones Industrial AverageSM. Because the Dow Jones Industrial AverageSM is price-weighted, stock splits or changes in the DJIA Component Stocks could result in distortions in the Dow Jones Industrial AverageSM level. In order to prevent these distortions related to extrinsic factors, the divisor is periodically changed in accordance with a mathematical formula that reflects adjusted proportions within the Dow Jones Industrial AverageSM. The current divisor is published daily in the WSJ and other publications. In addition, other statistics based on the Dow Jones Industrial AverageSM may be found in a variety of publicly available sources.

The current formula used to calculate the divisor adjustments is as follows: the new divisor (i.e., the divisor on the next trading session) is equal to (i) the divisor on the current trading session times (ii) the quotient of (a) the sum of the adjusted (for stock dividends, splits and spin-offs and other applicable corporate actions) closing prices per share of the DJIA Component Stocks on the current trading session and (b) the sum of the unadjusted closing prices per share of the DJIA Component Stocks on the current trading session.

THE ROYAL BANK OF SCOTLAND PLC RBS Bonus Notes with Contingent Buffer Linked to the Dow Jones Industrial AverageSM due March 9, 2017

License Agreement

The "Dow Jones Industrial AverageSM" is a product of Dow Jones Indexes, the marketing name and a licensed trademark of CME Group Index Services LLC ("CME"), and has been licensed for use.  "Dow Jones®", "Dow Jones Industrial AverageSM" and "Dow Jones Indexes" are service marks of Dow Jones Trademark Holdings, LLC ("Dow Jones") and have been licensed to CME and have been sub-licensed for use for certain purposes by The Royal Bank of Scotland plc. The securities are not sponsored, endorsed, sold or promoted by Dow Jones, CME or their respective affiliates.  Dow Jones, CME and their respective affiliates make no representation or warranty, express or implied, to the owners of the securities or any member of the public regarding the advisability of trading in the securities.  Dow Jones', CME’s and their respective affiliates’ only relationship to The Royal Bank of Scotland plc is the licensing of certain trademarks and trade names of Dow Jones and of the Dow Jones Industrial AverageSM, which is determined, composed and calculated by CME without regard to The Royal Bank of Scotland plc or the securities.  Dow Jones and CME have no obligation to take the needs of The Royal Bank of Scotland plc or the owners of the securities into consideration in determining, composing or calculating the Dow Jones Industrial AverageSM.  Dow Jones, CME and their respective affiliates are not responsible for and have not participated in the determination of the timing of, prices at, or quantities of the securities to be sold or in the determination or calculation of the equation by which the securities are to be converted into cash.  Dow Jones, CME and their respective affiliates have no obligation or liability in connection with the administration, marketing or trading of the securities.  Notwithstanding the foregoing, CME Group Inc. and its affiliates may independently issue and/or sponsor financial products unrelated to the securities currently being issued by The Royal Bank of Scotland plc, but which may be similar to and competitive with the securities.  In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the Dow Jones Industrial AverageSM.  It is possible that this trading activity will affect the value of the Dow Jones Industrial AverageSM and the securities.

DOW JONES, CME AND THEIR RESPECTIVE AFFILIATES DO NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES INDUSTRIAL AVERAGESM OR ANY DATA INCLUDED THEREIN AND DOW JONES, CME AND THEIR RESPECTIVE AFFILIATES SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN.  DOW JONES, CME AND THEIR RESPECTIVE AFFILIATES MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE ROYAL BANK OF SCOTLAND PLC, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DOW JONES INDUSTRIAL AVERAGESM OR ANY DATA INCLUDED THEREIN.  DOW JONES, CME AND THEIR RESPECTIVE AFFILIATES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DOW JONES INDUSTRIAL AVERAGESM OR ANY DATA INCLUDED THEREIN.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL DOW JONES, CME OR THEIR RESPECTIVE AFFILIATES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.  THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN CME AND THE ROYAL BANK OF SCOTLAND PLC, OTHER THAN THE LICENSORS OF CME.

THE ROYAL BANK OF SCOTLAND PLC RBS Bonus Notes with Contingent Buffer Linked to the Dow Jones Industrial AverageSM due March 9, 2017

HISTORICAL INFORMATION

The following graph sets forth the daily historical performance of the Dow Jones Industrial AverageSM in the period from March 6, 2007 through March 6, 2012.  The closing level of the Dow Jones Industrial AverageSM on March 6, 2012 was 12,759.15.  We obtained the closing levels below from Bloomberg, without independent verification.  We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg.

These historical values for the Dow Jones Industrial AverageSM are not indicative of the future performance of the Dow Jones Industrial AverageSM or what the value of the securities will be.  Any historical upward or downward trend in the value of the Dow Jones Industrial AverageSM during any period set forth below is not an indication that the Dow Jones Industrial AverageSM is more or less likely to increase or decrease at any time during the term of the securities.  You cannot predict the future performance of the securities or the Dow Jones Industrial AverageSM based on the historical performance of the Dow Jones Industrial AverageSM.  Neither we nor RBSG can guarantee that the value of the Dow Jones Industrial AverageSM will increase.

THE ROYAL BANK OF SCOTLAND PLC RBS Bonus Notes with Contingent Buffer Linked to the Dow Jones Industrial AverageSM due March 9, 2017

Tax Consequences

In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, it is more likely than not that the securities will be treated as prepaid financial contracts that are not debt for U.S. federal income tax purposes.  Under this treatment:

•	you should not recognize taxable income or loss prior to the maturity of your securities, other than pursuant to a sale or exchange; and
•	your gain or loss on the securities should be capital gain or loss and should be long-term capital gain or loss if you have held the securities for more than one year.

The Internal Revenue Service (the “IRS”) or a court may not agree with this treatment, however, in which case the timing and character of income or loss on your securities could be materially and adversely affected.

In 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the securities.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

You should review carefully the section in the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.”  The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the securities.

For a discussion of U.K. tax considerations relating to the securities, you should refer to the section in the accompanying product supplement entitled “Taxation in the United Kingdom.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

THE ROYAL BANK OF SCOTLAND PLC RBS Bonus Notes with Contingent Buffer Linked to the Dow Jones Industrial AverageSM due March 9, 2017

Supplemental Plan of Distribution (Conflicts of Interest)

We have appointed RBS Securities Inc. (“RBSSI”) as our selling agent for this offering.  RBSSI will purchase these securities as principal for its own account at the discount set forth on the cover of this pricing supplement.   RBSSI has informed us that, as part of its distribution of the securities, it intends to reoffer the securities to other dealers who will sell the securities.  Each such dealer engaged by RBSSI, or further engaged by a dealer to whom RBSSI reoffers the securities, will purchase the securities at an agreed concession, not in excess of the discount that RBSSI will receive from us.  RBSSI has informed us that such concessions may vary from dealer to dealer and that not all dealers will purchase or repurchase the securities at the same concession.  You can find a general description of the commission rates payable to the selling agents under “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.  In addition, RBSSI has entered into an agreement with SIP America LLC (“SIP America”), a registered broker-dealer and FINRA member, under which RBSSI will pay SIP America a fee in an amount equal to 0.75% of the face value of securities issued by RBS on the settlement date in consideration for its role in marketing the securities.  No securities will be sold by RBSSI to or through SIP America in this offering.

RBSSI is an affiliate of ours and RBSG.  RBSSI will conduct this offering in compliance with the requirements of Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate.  Following the initial distribution of any of these securities, RBSSI may offer and sell those securities in the course of its business as a broker-dealer.  RBSSI may act as principal or selling agent in those transactions and will make any sales at varying prices related to prevailing market prices at the time of sale or otherwise.  RBSSI may use this pricing supplement and the accompanying prospectus and product supplement, in connection with any of those transactions.  RBSSI is not obligated to make a market in any of these securities and may discontinue any market-making activities at any time without notice.

We and our affiliates, including RBSSI, may enter into one or more hedging transactions in connection with this offering of securities.  See “Use of Proceeds; Hedging” in the accompanying product supplement.

Validity of the Securities

Davis Polk & Wardwell LLP, New York, New York, will pass upon the validity of the securities and will rely as to all matters of Scots law on the opinion of Dundas and Wilson CS LLP, Edinburgh, Scotland.

THE ROYAL BANK OF SCOTLAND PLC RBS Bonus Notes with Contingent Buffer Linked to the Dow Jones Industrial AverageSM due March 9, 2017

Where You Can Find More Information

RBS has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates.  Before you invest, you should read the prospectus in that registration statement and other documents, including the applicable product supplement, related to this offering that RBS has filed with the SEC for more complete information about RBS and the offering of the securities.

You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, RBS, any underwriter or any dealer participating in this offering will arrange to send you the prospectus and product supplement if you request by calling toll free (866) 747-4332.

You should read this pricing supplement together with the prospectus dated May 18, 2010, and the more detailed information contained in the product supplement dated June 20, 2011.  This pricing supplement, together with the documents listed below, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product Prospectus Supplement No. BN-1 dated June 20, 2011:
http://www.sec.gov/Archives/edgar/data/729153/000095010311002395/dp23152_424b5.htm

•	Prospectus dated May 18, 2010:
http://www.sec.gov/Archives/edgar/data/729153/000095010310001492/dp17682_424b2.htm

Our Central Index Key, or CIK, on the SEC website is 729153.  Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us” and “our” or similar references are to The Royal Bank of Scotland plc.

The securities are our unsecured and unsubordinated obligations issued as part of our RBS NotesSM program and guaranteed by RBSG.  RBS NotesSM is a service mark of The Royal Bank of Scotland N.V., one of our affiliates.

THE ROYAL BANK OF SCOTLAND PLC RBS Bonus Notes with Contingent Buffer Linked to the Dow Jones Industrial AverageSM due March 9, 2017

Four Categories of RBS Investor Products

RBS Investor Products is the brand name for RBS’s securities offerings that provide market-driven investment solutions across different asset classes and investor risk profiles to help meet your portfolio needs.  RBS Investor Products are divided into four broad categories depending on the level of risk to your principal invested at maturity:  Protection, Fixed Buffer, Contingent Buffer and Full Exposure.  These broad categories are intended to help you to first understand the degree of your principal at risk at maturity, before you consider the upside potential of RBS Investor Products.  The following description is only an overview of the four categories of RBS Investor Products, and does not represent any particular security nor guarantee performance.  All payments due on RBS Investor Products are subject to the credit risk of RBS, as the issuer, and RBSG, as the guarantor of the issuer’s obligations under the securities.

Protection investments provide for full or partial protection on your invested principal at maturity against downside market movements, subject to the creditworthiness of the issuer and the guarantor.  These securities are designed for investors who place a priority on the preservation of principal at maturity, while potentially offering better returns than traditional fixed income investments.  These securities tend to have a longer term than securities that do not offer protection, and principal invested is not protected prior to maturity.

Fixed Buffer investments provide a modest buffer at maturity against downside market movements.  These securities are designed for investors who seek potential growth or income, and who also seek some cushion against modest market declines up to a specified buffer.  You are exposed to the full market decline in the underlying asset beyond the specified buffer, and you can lose some or a substantial portion of your investment.

Contingent Buffer investments provide some protection against downside market movements only if the underlying asset does not fall to or below a specified level during the term of the securities.  If the underlying asset falls to or below this specified level, you are exposed to the full market decline in the underlying asset at maturity without any cushion against downside market movements.  These investments are for more aggressive investors who can tolerate full downside risk but find the contingent buffer to be an appealing form of tactical cushion.  You can lose some or all of your investment.

Full Exposure investments expose investors to full downside risk to any decline in the underlying asset.  These investments are meant for investors who are willing to take full market risk in return for either enhanced appreciation or access to a unique underlying asset or strategy.  You can lose some or all of your investment.

RBS Investor Products can provide access to a range of asset classes and risk and potential return profiles.  These investments can play an important role as a portion of a diversified investment portfolio.  In assessing the potential return of any RBS Investor Product, you should understand that these securities involve significant investment risks, and you should carefully review the applicable pricing supplement, product supplement and prospectus before investing.